EXHIBIT 99.1
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NEWS FOR IMMEDIATE RELEASE                        CONTACT:  BRIEN M. CHASE, CFO
APRIL 28, 2003                                                   (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                       REPORTS FIRST QUARTER 2003 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $683 million community bank holding company with seven individually managed bank subsidiaries announced positive earnings results for the second consecutive quarter. Premier realized net income of $353,000 (7 cents per share) during the quarter ending March 31, 2003 while continuing with its significant provisions for loan losses. The net income for the first quarter compares to $644,000 (12 cents per share) of net income reported for the first quarter of 2002 and $355,000 (7 cents per share) during the prior calendar quarter.

President and CEO, Robert W. Walker commented, "We are pleased to report our second consecutive quarter of net income. While this performance is certainly only a fraction of what we believe this company to be capable of, we are encouraged that the necessary steps we have taken to improve asset quality, identify problem credits, and reduce debt are beginning to produce tangible results."

Net interest income for the quarter ending March 31, 2003 totaled $5.981 million, compared to $5.974 million of net interest income earned in the first quarter of 2002 and $6.120 million earned in the prior calendar quarter. Net interest income has remained relatively stable from quarter to quarter as declines in loan balances and investment yields have been offset by declines in interest bearing liabilities and funding costs.

During the quarter ending March 31, 2003, Premier made provisions to the allowance for loan losses of $1,397,000 compared to $986,000 during the same period of 2002 and $1,516,000 in the prior calendar quarter. As a result, the allowance for loan losses at March 31, 2003 was 2.76% of total loans compared to 2.61% of total loans at year-end 2002 and 1.93% of total loans at March 31, 2002.

Net overhead for the quarter ending March 31, 2003 totaled $4.291, which included $124,000 of expenses related to the early redemption of $3.0 million of Premier Trust Preferred Securities (NASDAQ/NMS-PFBIP). This compares to $4.128 million in the first quarter of 2002 and $4.165 million in the prior calendar quarter.

Total assets as of March 31, 2003 of $683 million were 0.8% greater than the $678 million of total assets at year-end, largely due to an $8.2 million increase in total deposits partially offset by a $3.0 million early redemption of Premier's 9.75% Trust Preferred Securities. Shareholders' equity of $59.4 million equaled 8.7% of total assets at March 31, 2003. This compares to shareholders' equity of$59.4 million or 8.8% of total assets at December 31, 2002.

Following is a summary of the financial highlights for Premier as of and for the period ending March 31, 2003.



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                                  For the Quarter Ended
                                              March 31              March 31
                                                2003                  2002
Interest Income                                 9,993                11,546
Interest Expense                                4,012                 5,572
     Net Interest Income                        5,981                 5,974
Provision for Loan Losses                       1,397                   986
     Net Interest Income after Provision        4,584                 4,988
Non-Interest Income                               936                   814
Securities Transactions                           189                    44
Non-Interest Expenses                           5,227                 4,942
     Net Income Before Taxes                      482                   904
Income Taxes                                      129                   260
     NET INCOME                                   353                   644
     EARNINGS PER SHARE                          0.07                  0.12

                                                     Balances as of
                                              March 31            December 31
                                                2003                  2002
Cash/Due From Banks/Fed Funds                  72,413                47,871
Securities Available for Sale                 155,078               157,633
Loans (net)                                   409,361               423,777
Other Real Estate Owned                         3,094                 3,939
Other Assets                                   27,342                28,364
Goodwill                                       16,044                16,044
     TOTAL ASSETS                             683,332               677,628

LIABILITIES
Deposits                                      556,134               547,974
Other Liabilities                              42,025                41,538
Trust Preferred Certificates                   25,750                28,750
     TOTAL LIABILITIES                        623,909               618,262
Stockholders' Equity                           59,423                59,366
     TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                   683,332               677,628

TOTAL BOOK VALUE PER SHARE                      11.36                 11.35

Non-Accrual Loans                               8,974                10,588
Loans 90 Days Past Due and Still Accruing       1,542                 1,399